EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), is made as of July 1, 2002 by and


BETWEEN Wilshire Oil Company of Texas, a Delaware corporation with an office located at 921 Bergen Avenue, Jersey City, New Jersey (the "Company"),

AND Philip G. Kupperman, residing at 19706 Bay Cove Drive, Boca Raton, Florida 33434 ("Employee"),

                        W I T N E S S E T H     T H A T:

     WHEREAS, the Company is engaged in the business of conducting oil and gas exploration and real estate investment operations; and

     WHEREAS, it is a condition of Employee's employment hereunder that Employee agree to be bound by the noncompetition, nonsolicitation and confidentiality provisions hereof; and

     WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. Employment. The Company hereby employs Employee, and Employee accepts employment by the Company, on the terms and conditions herein set forth.

     2. Term and Termination.

          2.1 Term. The term of Employee's employment under this Agreement shall be for a period of two (2) years, commencing on the date hereof and ending on June 30, 2004 (the "Expiration Date"), subject to earlier termination as provided herein. No later than March 31, 2004, the parties shall advise each other whether they desire to seek to extend or renew the term of this Agreement or desire to have the employment relationship terminate on the Expiration Date. If, on or before March 31, 2004 both parties have advised each other that they desire to seek to extend or renew the term of this Agreement, then the parties shall attempt to negotiate in good faith an extension or renewal of the term of this Agreement for one or more one-year periods (on terms and conditions to be negotiated). Unless otherwise agreed by the parties in writing, if the parties fail to complete, execute and deliver a written extension or renewal of the term of this Agreement by May 30, 2004, then the employment relationship shall terminate on the Expiration Date. In the event that the Company elects not to extend or renew this Agreement beyond the Expiration Date, then all of Employee's Options that have not yet vested shall fully vest as of the Expiration Date.


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          2.2 Termination for Cause. The Company may terminate Employee's employment prior to the Expiration Date for Cause (as defined below) without any prior notice. For this purpose, "Cause" means (i) the commission by Employee of any material act of dishonesty with respect to the Company which could, in the sole discretion of the Board of Directors of the Company, adversely affect the Company, any affiliate of the Company, or their respective businesses or assets, or the commission by Employee of any act of moral turpitude or the conviction of any crime or felony (ii) any violation of law (excluding misdemeanors and including applicable regulations) the effect of which could, in the sole discretion of the Board of Directors of the Company, adversely affect the Company or any affiliate of the Company (iii) a breach of any of the provisions of Sections 6 (confidentiality), 7 (noncompetition), 8 (nonsolicitation), 9 (records and other material) or 10.1 (non-disparagement) hereof, or (iv) Employee's failure to perform his duties hereunder or violation of any of the Company's material policies in effect from time to time, (provided, however, that with respect to item (iv) above, Employee is given written notice of such failure or violation and fails to cure such failure or violation within thirty (30) calendar days after his receipt of such notice, and provided further, that if Employee is diligently pursuing a cure at the expiration of such 30-day period, then he shall have an additional ten (10) days in which to effect the cure).

          2.3 Termination Upon Death. Employee's employment pursuant to this Agreement shall automatically terminate in the event of, and on the date of, Employee's death.

          2.4 Termination Upon Disability. In the event that Employee is unable to perform his duties under this Agreement due to illness, physical or mental incapacity or disability and fails to perform such duties for periods aggregating ninety (90) days, whether or not continuous, in any continuous period of three hundred sixty (360) days ("Disability"), the Company has the right, subject to applicable law, to terminate Employee's employment upon at least thirty (30) days prior written notice.

          2.5 Termination without Cause. The Company may terminate Employee's employment prior to the Expiration Date without Cause at and for the Company's sole convenience and in its sole discretion upon not less than 30 days' prior written notice. In such event, the Company shall continue to pay Employee his salary and bonus in accordance with the terms of this Agreement until the Expiration Date, and to provide the benefits set forth in Sections 4.6 - 4.7 until the Expiration Date. The Company also shall pay or reimburse Employee for his COBRA benefits until the Expiration Date, provided, however, that in no event shall the period for such payments/reimbursements exceed the eighteen (18) month COBRA period. All of Employee's Options that have not yet vested shall fully vest as of the date of termination. As a condition to the continuation of payments and benefits hereunder and acceleration of vesting of Employee's Options, Employee shall execute and deliver (a) an effective general release and agreement not to sue in a form reasonably acceptable to the Company pursuant to which Employee agrees, among other things, (i) to release all claims against the Company and certain related parties (excluding claims for any severance benefits payable hereunder), (ii) not to maintain any action, suit, claim or proceeding against the Company and certain related parties and (iii) to be bound by certain confidentiality and non-




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     disparagement covenants specified therein, and (b) Employee's resignation from all positions which Employee then holds with the Company.

          2.6 Payments Upon Termination. Upon termination of the employment of Employee with the Company for any reason or no reason (including non-renewal at the end of the term), the Company shall pay to Employee Employee's unpaid salary up to and including the date of termination and any unpaid reimbursement expenses outstanding as of the date of termination. Except as otherwise provided in Section 2.5, to the extent applicable, any benefits to which Employee or his beneficiaries may be entitled under the benefit plans and programs provided pursuant to Sections
     4.3 and 4.5 hereof as of the date of termination will be determined in accordance with the terms of such plans and programs, and in accordance with federal and applicable state laws. In the event of termination due to Employee's death or Disability, the Company shall pay to Employee or his heirs, beneficiaries or estate the pro-rated amount of his minimum annual bonus up to and including the date of termination, payable at such time as bonuses are paid to other employees of the Company. Except as provided in this Section 2.6, and to the extent applicable, Section 2.5, the Company shall have no further liability to Employee or Employee's heirs, beneficiaries or estate for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature.

     3. Position and Duties. Employee shall serve full-time as President, Chief Financial Officer and Chief Operating Officer of the Company and will have such powers and duties as are commensurate with such position and as may be conferred upon him from time to time by the Chief Executive Officer and the Board of Directors of the Company. Employee shall report to the Chief Executive Officer and the Board of Directors of the Company. During Employee's employment with the Company under this Agreement, Employee shall devote his entire business time, attention and energies to the business of the Company, shall perform his duties honestly, diligently, competently, in good faith and in the best interests of the Company and shall not undertake any other employment or business association which requires the rendering of personal services, except that Employee may serve on the boards of charitable nonprofit organizations and, with the prior written consent of the Board of Directors of the Company, on the boards of other organizations, provided, however that in either case, such service does not interfere with his duties hereunder. Employee's employment under this Agreement is subject to the Company's employment policies, procedures and practices generally applicable to executive officers which are not contrary to the express provisions of this Agreement.

     4. Compensation and Benefits.

          4.1 Salary. For all services rendered by Employee under this Agreement, the Company will pay to Employee a fixed base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) on an annualized basis, payable in accordance with the customary payroll practices of the Company, as they may be in effect from time to time, but in any event not less frequently than once per month.

          4.2 Bonus. Employee shall be entitled to receive an annual bonus (based on each contract year rather than each calendar year) of a minimum of $50,000 per year,



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     payable at such time as bonuses are paid to other employees of the Company.
     The amount of the bonus (subject to the $50,000 minimum) shall be determined in the discretion of the Board of Directors, based on the Company's performance, Employee's performance and certain other factors determined by the Board of Directors or its nominee Compensation Committee or Option Committee.

          4.3 Stock Options and Shares.

               (a) Grant of Options. The committee of the Board responsible for administering the Company's stock option plan (the "Committee"), has, pursuant to the terms of the Wilshire Oil Company of Texas 1995 Stock Option and Incentive Plan (the "Plan"), granted to Employee options covering 250,000 shares of Common Stock (as such term is defined in the Plan). After January 1, 2003 but no later than July 1, 2003, the Committee shall grant to Employee options covering 50,000 shares of Common Stock (together with the options to purchase 250,000 shares, the "Options"). The Options shall be incentive stock options to the extent permitted by law and the terms of the Plan, and the balance shall be non-qualified options. The Options shall have an exercise price (subject to adjustment as set forth in the Plan) equal to the Fair Market Value (as such term is defined in the Plan) of the Common Stock underlying the Options on the date of grant, and shall be governed by and subject to the terms and conditions of the Plan. Subject to the right of the Committee pursuant to the Plan to accelerate exercisability and the specific provisions set forth in this Agreement with respect to such acceleration, Options covering 125,000 shares of Common Stock shall vest on the first anniversary of the commencement date of this Agreement and the remaining Options shall vest on the second anniversary of such commencement date. All of Employee's Options shall vest upon (i) a Change in Control Event (as defined in the Plan) or (ii) upon a distribution to all shareholders of cash and/or stock directly resulting from a sale of a major business unit.

               (b) Restriction on Sale of Shares. As a condition to the grant of options hereunder, Employee covenants and agrees that he shall not sell in excess of 5,000 shares of Common Stock of the Company in any one week period or in excess of 10,000 shares in any one month period; provided, however, that this restriction shall not apply to (i) repurchases by the Company, (ii) tender offers approved by the Company and (iii) any acquisition of the Company approved by the Company's Board of Directors. (Appropriate adjustments shall be made to the foregoing restriction in the event of a stock split or combination of shares, recapitalization, reclassification, merger, consolidation or exchange). However, absent prior written approval of the Board of Directors, under no circumstances shall Employee sell any shares for a period of 30 days after the date of termination of his employment hereunder for any reason or no reason (including non-renewal at the end of the term).

               (c) Company Right of First Refusal. Notwithstanding anything to the contrary contained in this Agreement, the Company shall have a right of first refusal with respect to sales of Employee's shares. Under this right of first refusal, Employee shall advise the Company in writing of the number of shares (within the foregoing limits) to be sold, and the price per share, which shall be equal to the Fair Market Value (as defined in the Plan) on the last business day before the date of the notice. Such notice shall be delivered to the Chief Executive Officer or, in her absence, to a Vice President of the Company in person and by facsimile, with



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          receipt confirmed in writing in order for such notice to be effective.
          The Company shall have three business days to determine whether or not to purchase the offered shares at the price offered. If the Company has not given Employee notice of its intent to accept such offer by 5 pm on the third business day after acknowledging receipt of Employee's notice, then Employee may sell the offered shares on the open market within 30 days after such date. After such 30th day, Employee shall be obligated under this right of first refusal to make a new offer to the Company in accordance with the provisions of this Section 4.3(c) if he wishes to sell any of his shares. If the Company elects to purchase shares from Employee pursuant to this right of first refusal, the closing of such transaction shall take place no later than 30 days after the date of the Company's notice of acceptance.

               (d) Company Repurchase Option. To the degree that Employee's options are not subject to forfeiture or termination under the terms of the Plan, the Company shall have the option, within 90 days after termination of Employee's employment under this Agreement for any reason or no reason (including non-renewal by either party at the end of the term hereof) to purchase all or any portion of Employee's Options from Employee at a price per share equal to the difference between the Fair Market Value (as defined in the Plan) of a share of Common Stock on the last business day before the date of the notice of the Company's election to exercise such option and the per share exercise price of the Option. The Company shall exercise its rights hereunder by giving written notice to Employee of its election to exercise the option set forth herein, specifying the number of Options to be purchased, the per share price (which may not be the same for all Options, due to different exercise prices of the Options) and the aggregate price to be paid. The closing of such transaction shall take place no later than 30 days after the date of such notice.

          4.4 Withholding. Payments of compensation pursuant to this Agreement are subject to applicable withholding requirements.

          4.5 Benefits. Employee is entitled to participate in any health, insurance, disability and other benefit plans that the Company from time to time maintains generally for the benefit of its senior employees, subject to eligibility requirements and other terms and provisions of such plans. Any or all of the benefit policies or plans may be modified, amended or terminated by the Company at any time and from time to time in its discretion. The amount of employer/employee contributions are also subject to change in the Company's discretion.

          4.6 Automobile Allowance. The Company shall provide Employee with an automobile allowance of $1,000 per month during the term of this Agreement.

          4.7 Charitable Contributions. The Company shall contribute in Employee's name the aggregate sum of $10,000 per contract year (amounting to $20,000 in the aggregate for the period from July 1, 2002 to June 30,
     2004) to one or more of the following charitable organizations, but in no event more than $5,000 per contract year to any one of the following organizations: Jewish Federation of North Jersey, YMHA of Wayne and/or Daughters of Miriam in Clifton, or to any other mutually agreed upon charitable organization.



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          4.8 Vacation and Holidays. Employee is entitled to paid vacation and holidays in accordance with the Company's policies for senior executives, as they may exist from time to time; provided, however, that in any event, Employee shall be entitled to four weeks paid vacation (to be taken at mutually agreeable times and for no more than two weeks at a time) plus paid holidays on all Jewish High Holidays, in addition to any other paid holidays which are customarily observed by the Company.

     5. Expenses. The Company will pay or reimburse Employee for all reasonable travel or other business expenses that Employee incurs in performing his duties and obligations to the Company, subject to the Company's policies and procedures from time to time in effect and to presentation of appropriate vouchers in accordance with such policies and procedures.

     6. Confidentiality.

          6.1 While employed by the Company, acting as a consultant to the Company or otherwise acting in another capacity for the Company, Employee has and may necessarily acquire knowledge of Confidential Information (defined below). At all times, both during the term of Employee's employment, or other affiliation and thereafter, Employee will keep all Confidential Information in strictest confidence and trust. Employee hereby acknowledges and agrees that the Company has expended, and will continue to expend, considerable time, effort and expense to develop trade secrets and other Confidential Information and that the Company's Confidential Information is unique and constitutes valuable property of the Company. Employee further acknowledges and agrees that at all times the Confidential Information is owned by the Company (or disclosed to the Company by third parties) with an expectation of confidentiality and that Employee does not have any ownership or other proprietary interest in or to the Confidential Information, notwithstanding that it is necessary for the Company to disclose some or all of the Confidential Information to Employee in confidence in order for Employee to perform his duties for the Company.

          6.2 With respect to Confidential Information, Employee agrees that:

               (a) Employee will use Confidential Information only in the performance of his duties for the Company, and Employee will not use it at any time (during or after employment or other affiliation with the Company) for personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company; and

               (b) Employee will not disclose any Confidential Information at any time (during or after employment or other affiliation with the Company) except to authorized personnel of the Company unless the Board of Directors of the Company authorizes such disclosure in advance in writing or unless the information becomes generally of public knowledge through no act or omission of Employee.

               For purposes hereof, "Confidential Information" means all trade secrets and all other non-public or proprietary information, data, "know-how" or technology with respect to the business of the Company or any of its affiliates or any of the activities, services,



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          products, customers, suppliers, objectives or strategies of the
          Company or any of its affiliates, including without limitation information and materials relating to the financial condition, operations or performance of the Company or any of its affiliates and appraisals relating to the Company's existing properties and prospective properties.

          6.3 The provisions of this Section 6 shall not apply to information
     (i) that has been or hereafter is generally known in the Company's industry or is otherwise in the public domain through no fault of Employee, (ii) that was known to Employee prior to his consulting engagement or employment with the Company and which he is under no obligation to keep confidential,
     (iii) that has become available on a non-confidential basis from a source other than the Company or any of its affiliates or representatives which Employee reasonably believes is entitled to disclose it, or (iv) the disclosure of which is required by law or pursuant to court order or determined by Employee in good faith to be necessary or appropriate to comply with any legal or regulatory order, regulation, governmental investigation or requirement.

     7. Covenant Not to Compete. During the period (the "Restricted Period") commencing on the date hereof and terminating on the date that is two (2) years after the date of termination of Employee's employment under this Agreement for any reason or no reason (including non-renewal at the end of the term), Employee agrees that he will not, unless he obtains the prior written consent of the Board of Directors, engage in or carry on, directly or indirectly, with or without compensation, the business of investing in, owning, leasing or licensing any real property which the Company or any subsidiary invested in, owned, leased or licensed or evaluated for purposes of investing, owning, leasing or licensing during the period commencing on the date hereof and ending on the date of the termination of Employee's employment under this Agreement, either for himself or as a member of a partnership, limited partnership, limited liability company or joint venture or as a shareholder (other than as a holder of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation), investor, officer or director of a corporation or as an employee, agent, member, manager, associate, independent contractor or consultant of any individual, partnership, corporation, limited liability company or other entity.

     8. No Solicitation of Customers or Employees. During the Restricted Period, Employee agrees that he will not, unless he obtains the prior written consent of the Board of Directors, directly or indirectly (whether as an owner, partner, shareholder, agent, member, manager, officer, director, employee, independent contractor, consultant, or otherwise):

          8.1 Undertake, solicit or assist any third party in undertaking or soliciting, or divert or attempt to divert away from the Company, the business of any person or entity that is or was at any time within the six
     (6) months prior to the solicitation, a customer of the Company; or

          8.2 Hire, solicit or induce or assist any third party in hiring, soliciting or inducing any employee, agent, consultant or independent contractor of Company to leave its employ or work for anyone in competition with the Company.


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     9. Records and Other Material. Employee agrees that all records, files, memoranda, reports, customer lists, programs, or any other similar records or documents relating to the business of the Company (including without limitation those which may have been used or prepared by Employee, whether or not part of the Confidential Information), remain the sole personal property of the Company (except for programs owned by third parties) and remain at all times, both during and after Employee's employment or other affiliation with the Company, in the control of the Company. Employee hereby agrees that upon the termination of his employment or other affiliation with the Company for any reason whatsoever, Employee shall immediately surrender all such records and documents, and all copies thereof, together with any other Company property in Employee's possession, to the Company at its principal business office or such other location as directed by the Company.

     10. Non-Disparagement.

          10.1 Employee hereby agrees that, during the course of Employee's employment with the Company and at all times thereafter, he will not for any reason whatsoever, directly or indirectly, in any way, comment (orally or in writing) negatively about the Company or its shareholders to any individual or entity, disparage or defame the Company's business or capabilities, plans or management to any client, media, competitor or any other individual or entity, or do anything else to affect adversely the goodwill of the Company.

          10.2 The Company hereby agrees that, during the course of Employee's employment with the Company and at all times thereafter, it will use reasonable efforts to prevent its executive officers and directors from, directly or indirectly, in any way, commenting (orally or in writing) negatively about Employee to any individual or entity, disparaging or defaming Employee's capabilities to any client, media or any other individual or entity, or doing anything else to affect adversely the reputation of Employee.

     11. Interpretation of Covenants. Each of the covenants in Sections 6 through 10 are to construed as independent of any other covenants or other provisions of this Agreement. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy or any of the covenants set forth in Sections 6 through 10 (or any of the provisions of this Agreement in general) not fully enforceable, the other provisions of Sections 6 through 10, and this Agreement in general, shall nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 7). In the event the Employee breaches any of the covenants of Sections 7 or 8, the Restricted Period for any such covenant shall be extended by that amount of time in which the Employee is in breach of said covenant.

     12. Reasonable Restrictions. Employee acknowledges and agrees that the restrictions on the activities in which he may engage that are set forth in Sections 6 through 10 of this Agreement, and the period of time and geographic area for which such restrictions apply are reasonable and necessary to protect the Company's legitimate business interests. Employee



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acknowledges that the existence of such restrictions during the Restricted
Period will not prevent him from earning a livelihood.

     13. Damages Inadequate Remedy. Employee understands and agrees that if he breaches or threatens to breach any of the provisions in Sections 6 through 10 of this Agreement, Company would suffer irreparable harm and damages would be an inadequate remedy. Accordingly, Employee agrees that, in the event of his breach or threatened breach, the Company shall have the right to injunctive relief and other equitable relief in addition to any other remedies that may be available.

     14. Insurance and Indemnification. The Company shall maintain Directors and Officers insurance for Employee during the term hereof in an amount at least equal to the amount on the date of execution of this Agreement. During the term of this Agreement, the Company shall indemnify and defend Employee from and against any action, suit, or proceeding arising out of the performance of Employee's duties or his service as an officer of the Company, to the fullest extent allowed by law, the Company's certificate of incorporation and the Company's by-laws (as each may be amended from time to time), except to the extent that such action, suit or proceeding is the result of or arose in connection with Employee's misconduct or negligence. The Company shall have the right to defend Employee against any such action, suit or proceeding with counsel of its choice, subject to the requirements of the applicable rules of professional conduct for attorneys. In the event that the Company is unable to assume the defense of Employee, then during the pendency of any such proceeding the Company shall, to the fullest extent permitted by law, the Company's certificate of incorporation and the Company's by-laws (as each may be amended from time to time), advance reasonable expenses that are incurred, from time to time, by Employee in connection with the proceeding, subject to the receipt by the Company of an undertaking to the extent required by law, the Company's certificate of incorporation and the Company's by-laws (as each may be amended from time to time). In any event, the Company shall indemnify Employee only for expenses actually and necessarily incurred by him in connection with the defense of an action, suit or proceeding.

     15. Notices. Except as otherwise provided in Section 4.3(b), any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand delivery or by facsimile, upon delivery thereof, (ii) if by a recognized national overnight courier service, one (1) day after it has been deposited with such service, or (iii) if mailed, three (3) days after it has been deposited in the U.S. mails, postage prepaid, certified mail, return receipt requested. All notices shall be addressed to the parties at the respective addresses indicated herein or such other address as either party may in the future specify in writing to the other. A copy of any notice addressed to the Company shall also be delivered to Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, NJ 07068, Attention: Martha L. Lester, Esq.

     16. Headings. Headings used in this Agreement are for convenience of reference only and do not affect the meaning of any provision.

     17. Counterparts. This Agreement may be executed as of the same effective date in one or more counterparts, each of which is deemed to be an original.



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     18. Binding Agreement; Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to Employee and may not be assigned by him. Any attempted assignment in violation of this Section 18 shall be null and void.

     19. No Waiver. No waiver of any kind by the Company of any past, present or future conduct of Employee shall be valid unless it is made in writing executed and delivered by the Company. No failure or delay on the part of the Company to exercise any right, remedy, power or privilege in connection with this Agreement shall preclude or limit in any way the exercise of any other right, remedy, power or privilege by the Company.

     20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. The state and federal courts of the State of New Jersey shall be the exclusive courts within which to bring a dispute relating to this Agreement and the subject matter hereof.

     21. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

     22. Amendments. This Agreement may only be amended or otherwise modified by a writing executed by all of the parties hereto.

     23. Cooperation and Facilitation of Transition Matters. Employee agrees to cooperate both during and after his employment with the Company, at the Company's sole cost and expense, with the investigation by the Company involving the Company or any employee of the Company. If this Agreement is terminated for any reason other than by the Company due to Employee's death or Disability, Employee will for a period of one (1) year after the termination, at the Company's sole cost and expense, take all reasonable actions as may be reasonably requested by the Company from time to time to maintain for the Company the business, goodwill, and business relationships of any such entity's clients or matters with which or about which Employee worked during the term of Employee's employment by the Company or any predecessor or successor. By way of illustration, (and not as an exhaustive list), in order to carry out Employee's obligations under this Section 23, if requested by the Company (and in the manner so requested) Employee shall (i) notify clients or other business contacts of Employee's departure, (ii) introduce such clients or others to successor contacts designated by the Company, and (iii) provide the Company with all information relevant to Employee's work for the Company and the servicing of such matters and clients. The Company shall cooperate with Employee to reasonably limit the time to be expended by Employee to carry out his obligations under this Section 23 so as to not interfere in any material respect with the time needed by Employee to perform his duties of employment with third parties or to seek other employment following the termination of his employment with the Company.



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     24. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 24 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Employee or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

     25. Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of Company. Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Company shall make any investments to aid it in meeting its obligations hereunder, Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Company and Employee or any other person. To the extent that any person acquires a right to receive payments from Employee hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Company.

     26. Survival. Sections 2.5, 2.6, 4.3(b), (c) and (d), and 6 through 26 of this Agreement shall survive the termination of this Agreement.



                            [signature page follows]



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



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                 -------------------------------
                                                  Philip G. Kupperman

                                                 WILSHIRE OIL COMPANY OF TEXAS


                                                 By:____________________________
                                                    Name:
                                                    Title:


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